Exhibit 99.1

     FNB United Corp. 2006 Profits Increase 23% to $12.2 Million


    ASHEBORO, N.C.--(BUSINESS WIRE)--Jan. 30, 2007--FNB United Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today reported that exceptional loan and deposit growth both organically and through acquisitions contributed to record profits in 2006. Net income for the year increased 23% to $12.2 million, or $1.25 per diluted share, compared to $9.9 million, or $1.69 per diluted share, in 2005. For the fourth quarter of 2006, net income increased 7% to $3.0 million or $.27 per diluted share, compared to $2.80 million, or $.39 per diluted share, in the same period a year ago.

    "The investments we are making in our community office network are producing solid results, as demonstrated by our fourth quarter and 2006 profits," said Michael Miller, President. "Our efforts have paid off as we have increased deposits 68% and loans 63% over the past twelve months. Much of this deposit and loan growth can be attributed to our acquisitions, which have doubled our size in the last year. Our plans for 2007 are to grow into the infrastructure that we have put in place and to continue working at producing record results."

    The improved net income in 2006 was attributable primarily to the impact of the acquisitions of United Financial, Inc. in November of 2005, and United Financial's banking subsidiary, Alamance Bank (including its division, Hillsborough Bank), and Integrity Financial Corporation in April 2006, and its banking subsidiary, First Gaston Bank of NC (including its divisions, Catawba Valley Bank and Northwestern Bank). The results of operations for the three months ended December 31, 2006 include both United Financial, Inc. (Alamance
Bank) and Integrity Financial Corporation (First Gaston Bank); while the results of operations for the year ended December 31, 2006 include twelve months of operations for United Financial, Inc. and eight months of operations for Integrity Financial Corporation.

    Fourth quarter and year-to-date earnings were also affected by certain impairment charges. The Company recorded a goodwill impairment charge of $1.6 million for the Company's mortgage subsidiary, Dover Mortgage Company. The Company also established a valuation reserve and recorded an impairment charge of $250,000 on capitalized mortgage loan servicing rights held by First National Bank. A portion of these charges were partially offset by a $336,000 death benefit from a bank-owned life insurance policy insuring a former employee.

    Earnings for the year were also affected by significant merger and conversion expenses, which totaled $1.4 million, an investment portfolio restructuring charge, as well as the recognition of charges to earnings for stock option compensation. Previously, the dilutive effect of stock options was reflected only in the financial statement footnotes.

    Balance sheet

    Total assets increased 65% to $1.82 billion at December 31, 2006, from $1.10 billion a year ago. Loans increased 63% to $1.31 billion compared to $802.72 million at December 31, 2005. Deposits increased 69% to $1.42 billion, compared to $841.61 million at December 31, 2005.

    Loan Sale

    During the fourth quarter, First National Bank sold approximately $10.4 million in nonaccruing and accruing higher risk loans acquired primarily in the merger with Integrity. The rationale for the sale was to improve the quality of the loan portfolio and to contain the financial risk of the aforementioned loans. Because the loans had previously been deemed impaired and in certain cases charged down or charged-off, the Company recognized a gain of $123,000 on the sale.

    Investment portfolio restructuring

    On October 5, 2006, FNB United announced it sold approximately $123 million of available for sale securities, or approximately 53% of the total carrying value of the investment portfolio. This sale was part of its investment portfolio restructuring designed to eliminate certain under-performing investments and to improve the net interest margin in future periods. Portions of the liquidated investments were obtained in the United Financial and Integrity acquisitions. The $559,000 pre-tax loss on this transaction was recognized in the third quarter.

    Net interest income

    For the 2006 fourth quarter, net interest income increased $6.1 million or 63.0% from the fourth quarter of 2005, driven by a 63.3% increase in average earning assets. The net interest margin experienced a slight decline to 4.18% for the 2006 quarter from 4.20% for the 2005 fourth quarter and increased from 4.14% in the third quarter of 2006.

    Net interest income increased $21.8 million or 63.6% for the year ended December 31, 2006 compared to 2005, reflecting the effect of a 61.1% increase in the earning assets, a rising interest rate environment and the previously discussed investment portfolio restructuring, which improved the net interest margin on a taxable equivalent basis, from 4.16% in 2005 to 4.20% in 2006.

    Provision for loan losses

    In the 2006 fourth quarter, FNB United added $220,000 to its provision for loan losses compared to $1.2 million in the same period of 2005, while the comparable year-to-date provisions were $2.5 million and $2.84 million, respectively. The allowance for loan losses was $15.9 million or 1.22% of loans held for investment at December 31, 2006 compared to $9.7 million or 1.22% at December 31, 2005. Net charge-offs to average loans improved from 0.22% in 2005 to 0.14% in 2006. As of December 31, 2006, nonperforming loans, consisting of nonaccrual loans and accruing loans past due 90 days or more, improved to $11.1 million, or 0.85% of loans held for investment, compared to $14.6 million, or 1.15% of loans held for investment at September 30, 2006. At December 31, 2005, nonperforming loans were $6.0 million, or 0.76% of loans held for investment.

    Noninterest income

    Noninterest income increased $1.7 million or 45.1% for the 2006 fourth quarter compared to the same period in 2005 and $4.2 million or 28.0% when comparing year-to-date results. These increases were due primarily to the additional fee income earned by the banks that FNB United acquired in 2006 and the recognition of $0.8 million of income in connection with certain SBIC investments. Fourth quarter and year-to-date noninterest income was also impacted by the previously discussed mortgage servicing rights impairment charge, the bank-owned life insurance death benefit and an increase in income from mortgage loan sales.

    Noninterest expense

    Because of its increased size following the United Financial and Integrity acquisitions, the goodwill impairment of Dover Mortgage and the restructuring/conversion expenses described below, noninterest expense increased $7.9 million or 96.5% in the fourth quarter and was $21.7 million or 68.3% higher for the year. The mergers of Alamance Bank and First Gaston Bank into First National Bank have resulted in restructuring and system conversion expenses, which are estimated to be approximately $1.4 million for the year ended December 31, 2006.

    The merged bank will continue to operate under the existing four trade names (First National Bank and Trust Company, First Gaston Bank, Catawba Valley Bank, and Northwestern Bank) over the near-term. The Company is in the process of conducting a branding study to determine the advisability of adopting a new bank name in 2007. The YES YOU CAN(R) and YES WE CAN(R) trademarks owned by First National will continue to be utilized. Accordingly, the Company anticipates additional merger-related expenditures during the next two quarters including replacement of signage, office supplies and some remaining systems conversions.

    Effective January 1, 2006, stock option compensation was required to be recognized as a charge to earnings. As a result, personnel expense increased $133,000 in the 2006 fourth quarter and $510,000 for the year ended December 31, 2006.

    During 2006, the Company implemented a modified freeze on the Company's pension plan and other post-retirement benefits. The net effect was a charge to earnings of $55,000.

    Performance Ratios

    Return on average assets and return on average equity were 0.67% and 5.70%, respectively, for the fourth quarter of 2006 compared to
1.07 % and 11.45 % for the fourth quarter of 2005. Return on tangible assets and equity (calculated by deducting average goodwill and core deposit premiums from average equity and from average assets) were
0.71 % and 13.07%, respectively, for the fourth quarter of 2006.

    For 2006, return on average assets and return on average equity were 0.77% and 7.01%, respectively, compared to 1.06% and 11.25 % for 2005. For 2006, returns on tangible assets and equity were 0.82% and 14.73%, respectively.

    FASB 158

    In December 2006, the company adopted Statement of Financial Accounting Standards No. 158 (SFAS 158), new accounting guidance related to pension and other postretirement plans released by the Financial Accounting Standards Board in September 2006. This accounting standard requires companies to recognize the funded status of their postretirement plans in the statement of financial position (or balance sheet). The funded status is measured as the difference between the value of pension plan assets and the company's benefit obligations to its current and retired employees. The adoption of SFAS 158 at December 31, 2006 reduced shareholders' equity by $1.8 million.

    FNB United Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company (including its divisions, First Gaston Bank, Catawba Valley Bank and Northwestern
Bank) and Dover Mortgage Company. Opened in 1907, First National (MyYesBank.com) operates 26 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. It also operates five community offices as First Gaston Bank (firstgaston.com) in Belmont, Dallas, Gastonia, Mt. Holly and Stanley, six community offices as Catawba Valley Bank (catawbavalleybank.com) in Hickory, Mooresville, Newton and Statesville and six community offices as Northwestern Bank of Wilkesboro (nwesternbank.com) in Boone, Millers Creek, Taylorsville, Wilkesboro and West Jefferson. Dover Mortgage Company (dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB United Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.

    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB United. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the mergers not materializing within the expected time frame; (2) revenues following the mergers not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB United, United Financial and Integrity being greater than anticipated;
(5) general economic conditions being less favorable than anticipated; and (6) changes in accounting principles, policies or guidelines; (7) changes in the securities markets; (8) legislation or regulatory changes adversely affecting the business in which the Company will be engaged; and (9) other economic, competitive, governmental, regulatory and technological factors affecting FNB United specifically or the banking industry or economy generally. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


                  FNB United Corp. and Subsidiaries
                     Quarterly Earnings Release
            (dollars in thousands except per share data)

                                 Years Ended
                                December 31,        INCREASE     %
                           -----------------------
                              2006        2005     (DECREASE)  CHANGE
                           ----------- ----------- ----------- ------
EARNINGS PER SHARE DATA:
  Net income:
      Basic                $     1.27  $     1.73  $    (0.46) (26.6)%
      Diluted                    1.25        1.69       (0.44) (26.0)
  Cash dividends paid             .62         .62        0.00      -

  Weighted average number
   of shares outstanding:
      Basic                 9,619,870   5,731,966   3,887,904   67.8
      Diluted               9,715,585   5,869,023   3,846,562   65.5


PERFORMANCE RATIOS
Return on assets                 0.77%       1.06%
Return on equity                 7.01%      11.25%
Return on assets -
 tangible                        0.82%       1.09%
Return on equity -
 tangible                       14.73%      14.30%
Income tax rates                37.38%      32.73%


                             Three Months Ended
                                December 31,        INCREASE     %
                          ------------------------
                             2006         2005     (DECREASE)  CHANGE
                          ------------ ----------- ----------- ------
EARNINGS PER SHARE DATA:
  Net income:
     Basic                $      0.27  $     0.40  $    (0.13) (32.5)%
     Diluted                      .27         .39       (0.12) (30.8)
  Cash dividends paid             .17         .17        0.00      -

  Weighted average number
   of shares outstanding:
     Basic                 11,196,885   6,088,506   5,108,379   83.9
     Diluted               11,287,954   6,199,583   5,088,371   82.1


PERFORMANCE RATIOS
Return on assets                 0.67%       1.07%
Return on equity                 5.70%      11.45%
Return on assets -
 tangible                        0.71%       1.10%
Return on equity -
 tangible                       13.07%      15.67%
Income tax rates                41.37%      35.96%


                                 Three Months Ended
                                    December 31,     INCREASE     %
                                 ------------------
INCOME STATEMENT                   2006     2005    (DECREASE) CHANGE
                                 --------- -------- ---------- -------
   INTEREST INCOME:
   Interest and fees on loans     $27,634  $14,353    $13,281   92.5 %
   Interest and dividends on
    investment securities:
      Taxable income                1,269    1,150        119   10.3
      Non-taxable income              536      434        102   23.5
   Interest on federal funds
    sold                            1,051      269        782  290.7
                                 --------- -------- ---------- ------
             Total interest
              income               30,490   16,206     14,284   88.1
                                 --------- -------- ---------- ------

   INTEREST EXPENSE:
   Interest on deposits            12,267    5,007      7,260  145.0
   Interest on borrowings           2,347    1,458        889   61.0
                                 --------- -------- ---------- ------
             Total interest
              expense              14,614    6,465      8,149  126.0
                                 --------- -------- ---------- ------

   NET INTEREST INCOME             15,876    9,741      6,135   63.0
   Provision for loan losses          220    1,162       (942) (81.1)
                                 --------- -------- ---------- ------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES      15,656    8,579      7,077   82.5
                                 --------- -------- ---------- ------

   NONINTEREST INCOME:
   Service charges on deposit
    accounts                        2,386    1,628        758   46.6
   Mortgage loan sales              1,343      971        372   38.3
   Cardholder and merchant
    services income                   512      371        141   38.0
   Gain (loss) on sale of
    securities                          -        -          -      -
   Trust and investment services      481      325        156   48.0
   Other service charges,
    commissions and fees              244      219         25   11.4
   Bank owned life insurance          597      159        438  275.5
   Factoring operations               117        -        117      -
   Other income (charge)                2      165       (163)  98.8
                                 --------- -------- ---------- ------
             Total noninterest
              income                5,682    3,838      1,844   48.0
                                 --------- -------- ---------- ------

   NONINTEREST EXPENSE:
   Salaries and employee
    benefits                        7,741    4,589      3,152   68.7
   Net occupancy expense            1,238      547        691  126.3
   Furniture and equipment
    expense                         1,051      622        429   69.0
   Data processing services           436      416         20    4.8
   Goodwill impairment              1,625        -      1,625    0.0
   Other expense                    4,134    2,026      2,108  104.0
                                 --------- -------- ---------- ------
             Total noninterest
              expense              16,112    8,200      8,025   97.9
                                 --------- -------- ---------- ------

   INCOME BEFORE INCOME TAXES       5,113    4,217        896   63.2
   Income taxes                     2,115    1,417        698   49.3
                                 --------- -------- ---------- ------

   NET INCOME                     $ 2,998  $ 2,800    $   198    7.1 %
                                 ========= ======== ========== ======


                                            For the Three Months Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN
 EARNINGS                                       December 31, 2006
                                            --------------------------
  Noninterest Income
    Bond restructuring                                         $    -
    Other Income - SBIC investment gains                           83
    BOLI Death Benefit                                            336
    Mortgage Servicing Impairment                                (250)
    Gain on Loan Sale                                             123
  Noninterest Expense
    Merger related expense:
      Personnel                                                     -
      Data processing                                               -
      Other                                                        62
    Stock option expense                                          133
    Goodwill impairment                                         1,600


                                    Years Ended
                                   December 31,     INCREASE     %
                                 -----------------
                                  2006     2005    (DECREASE)  CHANGE
                                 -------- -------- ---------- --------
INCOME STATEMENT
   INTEREST INCOME:
   Interest and fees on loans    $92,565  $48,604    $43,961      90 %
   Interest and dividends on
    investment securities:
      Taxable income               6,791    3,689      3,102    84.1
      Non-taxable income           2,081    1,677        404    24.1
   Other interest income           1,932      445      1,487   334.2
                                 -------- -------- ---------- -------
           Total interest income 103,369   54,415     48,954    90.0
                                 -------- -------- ---------- -------

   INTEREST EXPENSE:
   Interest on deposits           38,565   15,319     23,246   151.7
   Interest on borrowings          8,590    4,731      3,859    81.6
                                 -------- -------- ---------- -------
           Total interest
            expense               47,155   20,050     27,105   135.2
                                 -------- -------- ---------- -------

   NET INTEREST INCOME            56,214   34,365     21,849    63.6
   Provision for loan losses       2,526    2,842       (316)  (11.1)
                                 -------- -------- ---------- -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES     53,688   31,523     22,165    70.3
                                 -------- -------- ---------- -------

   NONINTEREST INCOME:
   Service charges on deposit
    accounts                       8,214    6,057      2,157    35.6
   Mortgage loan sales             4,841    4,642        199     4.3
   Cardholder and merchant
    services income                1,908    1,347        561    41.6
   Gain (loss) on sale of
    securities                      (559)       -       (559)      -
   Trust and investment services   1,529    1,293        236    18.3
   Other service charges,
    commissions and fees             987      882        105    11.9
   Bank owned life insurance       1,226      597        629   105.4
   Factoring operations              334        -        334       -
   Other income (charge)             735      108        627  (580.6)
                                 -------- -------- ---------- -------
           Total noninterest
            income                19,215   14,926      4,289    28.7
                                 -------- -------- ---------- -------

   NONINTEREST EXPENSE:
   Salaries and employee
    benefits                      28,078   18,934      9,144    48.3
   Net occupancy expense           3,774    1,888      1,886    99.9
   Furniture and equipment
    expense                        3,832    2,241      1,591    71.0
   Data processing services        2,432    1,473        959    65.1
   Goodwill impairment             1,625        -      1,625       -
   Other expense                  13,700    7,142      6,558    91.8
                                 -------- -------- ---------- -------
           Total noninterest
            expense               53,441   31,678     21,763    68.7
                                 -------- -------- ---------- -------

   INCOME BEFORE INCOME TAXES     19,462   14,771      4,691    31.8
   Income taxes                    7,275    4,834      2,441    50.5
                                 -------- -------- ---------- -------

   NET INCOME                    $12,187   $9,937     $2,250    22.6 %
                                 ======== ======== ========== =======


                                                  For the Year Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS   December 31, 2006
                                                ----------------------
  Noninterest Income
      Bond restructuring                                        $(559)
      Other Income - SBIC investment gains                        826
      BOLI Death Benefit                                          336
      Mortgage Servicing Impairment                              (250)
      Gain on Loan Sale                                           123
  Noninterest Expense
      Merger related expense:
          Personnel                                               218
          Data processing                                         492
          Other                                                   732
      Stock option expense                                        510
      Goodwill impairment                                       1,600


                    As of / For the Quarter Ended

                    December 31, 2006 September 30, 2006 June 30, 2006
                    ----------------- ------------------ -------------
BALANCE SHEET
  ASSETS
  Cash and due from
   banks                     $35,225            $41,112       $27,544
  Interest-bearing
   bank balances              42,929              5,870        30,873
  Federal funds
   sold                       30,186             17,500        18,643
  Investment
   Securities:
     Available for
      sale                   128,945             89,239       193,681
     Held to
      maturity                42,870             42,928        42,480
  Loans:
     Loans held for
      sale                    20,862             20,054        21,879
     Loans held for
      investment           1,301,840          1,276,636     1,267,323
     Less allowance
      for loan
      losses                 (15,906)           (15,813)      (15,603)
                    ----------------- ------------------ -------------
          Loans,
           net             1,306,796          1,280,877     1,273,599
                    ================= ================== =============
  Premises and
   equipment, net             45,691             45,113        43,502
  Goodwill                   110,956            112,926       112,926
  Core deposit
   premium                     7,378              7,583         7,788
  Other assets                66,618            158,403        65,668
                    ----------------- ------------------ -------------
      Total Assets        $1,817,594         $1,801,551    $1,816,704
                    ================= ================== =============

  LIABILITIES AND
   SHAREHOLDERS'
   EQUITY
  Deposits:
    Noninterest-
     bearing demand
     deposits               $158,856           $155,526      $155,071
    Interest
     checking and
     savings                 228,015            233,513       242,539
    Money market
     deposits                235,340            230,655       225,415
    Time deposits
     of $100,000 or
     more                    365,770            344,489       352,890
    Other time
     deposits                432,950            418,425       428,083
                    ----------------- ------------------ -------------
          Total
           deposits        1,420,931          1,382,608     1,403,998
                    ================= ================== =============
  Borrowings                 167,018            191,935       187,808
  Other liabilities           21,977             19,546        20,424
                    ----------------- ------------------ -------------
    Total
     liabilities           1,609,926          1,594,089     1,612,230
                    ================= ================== =============
    Total
     shareholders'
     equity                  207,668            207,462       204,474
                    ----------------- ------------------ -------------
    Total
     Liabilities
     and
     Shareholders'
     Equity               $1,817,594         $1,801,551    $1,816,704
                    ================= ================== =============


                                      March 31, 2006 December 31, 2005
                                      -------------- -----------------
BALANCE SHEET
  ASSETS
  Cash and due from banks                   $20,751           $22,389
  Interest-bearing bank balances              1,207             2,310
  Federal funds sold                         17,829            20,180
  Investment Securities:
     Available for sale                     114,689           110,918
     Held to maturity                        43,593            48,888
  Loans:
     Loans held for sale                     20,822            17,615
     Loans held for investment              799,888           795,051
     Less allowance for loan losses          (9,713)           (9,736)
                                      -------------- -----------------
          Loans, net                        810,997           802,930
                                      ============== =================
  Premises and equipment, net                25,422            24,670
  Goodwill                                   31,389            31,381
  Core deposit premium                        1,285             1,326
  Other assets                               39,353            37,302
                                      -------------- -----------------
      Total Assets                       $1,106,515        $1,102,294
                                      ============== =================

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
  Deposits:
    Noninterest-bearing demand
     deposits                              $105,824          $100,465
    Interest checking and savings           158,439           167,322
    Money market deposits                    81,209            85,533
    Time deposits of $100,000 or more       234,194           229,910
    Other time deposits                     270,895           258,379
                                      -------------- -----------------
          Total deposits                    850,561           841,609
                                      ============== =================
  Borrowings                                139,877           146,567
  Other liabilities                          12,141            11,803
                                      -------------- -----------------
    Total liabilities                     1,002,579           999,979
                                      ============== =================
    Total shareholders' equity              103,936           102,315
                                      -------------- -----------------
    Total Liabilities and
     Shareholders' Equity                $1,106,515        $1,102,294
                                      ============== =================


FNB United Corp. stock is traded on the Nasdaq Stock Market under the symbol FNBN.

    CONTACT: FNB United Corp.
             Robert O. Bratton, 336-318-7883